UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 21, 2005

TRANSKARYOTIC THERAPIES, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-21481	04-3027191

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

700 Main Street, Cambridge, Massachusetts	02139

(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 349-0200

Not Applicable (Former Name or Former Address, if Changed Since Last Report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     ☒ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Merger Agreement

On April 21, 2005, Transkaryotic Therapies, Inc. (“TKT”), Shire Pharmaceuticals Group plc (“Shire”) and Sparta Acquisition Corporation, a wholly-owned subsidiary of Shire (the “Merger Subsidiary”), entered into an Agreement and Plan of Merger (the “Merger Agreement”). Under the Merger Agreement, the Merger Subsidiary will be merged with and into TKT (the “Merger”), with TKT continuing after the Merger as the surviving corporation and as a wholly-owned subsidiary of Shire. The consummation of the Merger is subject to a number of closing conditions, including adoption of the Merger Agreement by the stockholders of TKT and the approval of the Merger by the shareholders of Shire, the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and other customary closing conditions.

At the effective time of the Merger, each outstanding share of TKT’s common stock will be converted into the right to receive $37.00 in cash. In addition, each outstanding option to purchase shares of TKT’s common stock will be cancelled in consideration for a cash payment equal to the excess of $37.00 over the per share exercise price for the option multiplied by the number of shares subject to the option, other than certain options granted after April 21, 2005, which will be cancelled and replaced with options to purchase ordinary shares of Shire.

The Merger Agreement provides for the payment of termination fees by each of TKT and Shire to the other party in specified circumstances in connection with the termination of the Merger Agreement. In addition, TKT may be obligated to pay a termination fee in certain circumstances if it enters into an agreement with a party other than Shire with respect to, or a party other than Shire consummates, an acquisition of TKT or a specified amount of its voting stock or assets within 12 months after termination of the Merger Agreement. Under these provisions, TKT could be obligated to pay Shire a $52 million termination fee (reduced to $16 million in certain circumstances) and reimburse Shire for up to $4 million in expenses in connection with the termination of the Merger Agreement, and Shire could be obligated to pay TKT a $40 million termination fee in connection with the termination of the Merger Agreement.

Under the Merger Agreement, Shire has agreed to provide specified retention and severance benefits to TKT’s employees who continue their employment after the Merger. These benefits include cash payments and stock options for employees who remain employed for a specified period of time after the Merger and severance benefits for employees whose employment is terminated in specified circumstances after the Merger. TKT and Shire have agreed to cooperate prior to the Merger to prepare written documents to implement these benefits.

The Merger Agreement contains customary representations, warranties and covenants, including covenants relating to obtaining the requisite approvals of the stockholders of TKT and Shire, solicitation of competing acquisition proposals by TKT and TKT’s conduct of the business between the date of the signing of the Merger Agreement and the closing of the Merger.

The foregoing description of the Merger and the Merger Agreement is not complete and is qualified in its entirety by reference to the Merger Agreement, which is filed as Exhibit 2.1 hereto and is incorporated herein by reference.

Warburg Pincus & Co. and certain of its affiliates, which together beneficially own approximately 14% of the outstanding shares of TKT’s common stock, have agreed, pursuant to a Voting Agreement with Shire, dated as of April 21, 2005 (the “Voting Agreement”), that they will vote all their shares in favor of the adoption of the Merger Agreement and against any other proposal or offer to acquire TKT. Notwithstanding the foregoing, however, if the Merger Agreement is terminated for any reason, including by TKT in order to accept an offer from a third party that the Board of Directors of TKT determines to be more favorable than the Merger Agreement, the Voting Agreement will also terminate.

License Agreement

On April 21, 2005, in connection with entering into the Merger Agreement, TKT and Shire entered into an Exclusive License Agreement (the “License Agreement”) under which TKT granted to Shire the right to develop and manufacture TKT’s Dynepo product and distribute and sell Dynepo outside of North America. The License Agreement will only take effect if the Merger Agreement is terminated under one of the following circumstances:

•	by either TKT or Shire after a failure of Shire’s shareholders to approve the Merger;

•	by TKT in the event a condition to TKT’s obligation to close the Merger cannot be satisfied by December 31, 2005 as a result of Shire’s breach of any representation or warranty or failure to perform any covenant or agreement;

•	by TKT if Shire fails to call and hold a shareholder meeting to approve the Merger, fails to make, withdraws or changes its recommendation of the Merger in a manner adverse to TKT, recommends that its shareholders reject the Merger or resolves, agrees or publicly proposes to take any such action; or

•	by Shire in the event a condition to Shire’s obligation to close the Merger cannot be satisfied by December 31, 2005 as a result of TKT’s breach of any representation or warranty or failure to perform any covenant or agreement in circumstances in which TKT’s representation regarding its I2S product for the treatment of Hunter syndrome is among the provisions alleged to have been breached.

Under the License Agreement, Shire has agreed to pay TKT an upfront license fee of $450 million upon the effectiveness of the License Agreement and to pay on behalf of TKT applicable third party royalties on an ongoing basis, including any royalties due to Aventis Pharmaceuticals Inc., a subsidiary of Sanofi-Aventis (“Aventis), under TKT’s Amended and Restated License Agreement dated March 26, 2004 with Aventis (the “Aventis Agreement”). Pursuant to the Aventis Agreement, $86 million of the $450 million will be paid directly to Aventis. TKT and Shire have agreed to discuss in good faith until May 20, 2005 any modifications to the License Agreement reasonably requested in writing by either party; provided that in the event modifications are not mutually agreed by May 20, then the License Agreement as executed on April 21 will remain in effect on its original terms, subject to the condition to effectiveness described above.

The foregoing description of the License Agreement is not complete and is qualified in its entirety by reference to the License Agreement, which is filed as Exhibit 99.1 hereto and is incorporated herein by reference.

Amendment to Rights Agreement

In connection with the Merger Agreement, on April 21, 2005, TKT and Equiserve Trust Company, N.A. (“Equiserve”) entered into an amendment (“the Amendment”) to the Rights Agreement, dated December 13, 2000 (the “Rights Agreement”), between TKT and Equiserve. As a result of the Amendment, the preferred stock purchase rights issued under the Rights Agreement will be inapplicable to the Merger, the Merger Agreement, the Voting Agreement and the transactions contemplated by the Merger Agreement, the License Agreement and the Voting Agreement. The Merger will not cause the rights to separate from shares of TKT’s common stock or permit TKT’s stockholders to exercise the rights. In addition, the rights will expire immediately prior to the effectiveness of the Merger.

The Amendment provides, among other things, that (a) none of Shire, the Merger Subsidiary and their affiliates and associates will be deemed to be an “Acquiring Person” under the Rights Agreement, either individually or collectively, (b) a “Distribution Date” under the Rights Agreement will not be deemed to have occurred and (c) TKT is not obligated to provide any notice to its stockholders, in each case, as a result of (i) the announcement of the Merger, (ii) the acquisition of TKT’s common stock pursuant to the Merger, (iii) the execution of the Merger Agreement, (iv) the execution of the Voting Agreement or (v) the consummation of the Merger or the other transactions contemplated by the Merger Agreement, the License Agreement or the Voting Agreement.

The foregoing description of the Amendment is not complete and is qualified in its entirety by reference to the Amendment, which is filed as Exhibit 4.1 hereto and is incorporated herein by reference.

Letter Agreement with Mr. Astrue

On April 21, 2005, in connection with the resignation by Michael J. Astrue as President and Chief Executive Officer and as a member of the Board of Directors of TKT, Mr. Astrue and TKT executed a letter agreement (the “Letter Agreement”) under which TKT agreed to provide to Mr. Astrue all of the benefits to which he would have been entitled under his employment agreement with TKT dated April 30, 2003 if he had terminated his employment for good reason in accordance with the terms of his employment agreement. As a result, Mr. Astrue is entitled to severance pay for a period of 18 months from his resignation at a rate based on his annual base salary of $500,000. In addition, under the Letter Agreement, TKT agreed that the vesting of all options to purchase shares of TKT’s common stock held by Mr. Astrue would be accelerated in full as of April 21, 2005 so that such options would become immediately exercisable for all of the shares covered by such options. All other terms of Mr. Astrue’s employment agreement remain in full force and effect.

The foregoing description of the Letter Agreement is not complete and is qualified in its entirety by reference to the Letter Agreement, which is filed as Exhibit 99.2 hereto and is incorporated herein by reference.

Compensation Arrangements with Dr. Pendergast

On April 21, 2005, in connection with the appointment of David D. Pendergast, Ph.D., as President and Chief Executive Officer of TKT, the Board of Directors of TKT agreed to increase the annual base salary for Dr. Pendergast to $500,000 effective as of April 21, 2005, granted him a bonus of $250,000 effective upon the closing of the Merger and agreed to extend TKT’s severance obligations under his employment agreement from 12 months to 18 months. The terms of Dr. Pendergast’s employment agreement are described in more detail under Item 5.02 hereto.

* * *

Important Additional Information Will Be Filed with the SEC

TKT plans to file with the Securities and Exchange Commission (the “SEC”) and mail to its stockholders a Proxy Statement in connection with the transaction. The Proxy Statement will contain important information about TKT, the transaction and related matters. Investors and security holders are urged to read the Proxy Statement carefully when it is available.

Investors and security holders will be able to obtain free copies of the Proxy Statement and other documents filed with the SEC by TKT through the web site maintained by the SEC at www.sec.gov.

In addition, investors and security holders will be able to obtain free copies of the Proxy Statement from TKT by contacting Corporate Communications, 700 Main Street, Cambridge, MA 02139.

TKT, and its directors and executive officers, may be deemed to be participants in the solicitation of proxies in respect of the transactions contemplated by the Merger Agreement. Information regarding TKT’s directors and executive officers is contained in TKT’s Annual Report on Form 10-K for the year ended December 31, 2004, its proxy statement dated April 27, 2004, and its Current Reports on Form 8-K dated March 30, 2005 and April 15, 2005, each of which is filed with the SEC. As of April 1, 2005, TKT’s directors and executive officers and their affiliates, including Warburg Pincus & Co., beneficially owned approximately 5,333,922 shares, or 15%, of TKT’s common stock. All outstanding options for TKT common stock, whether or not vested, including those held by current directors and executive officers, will be cashed out in the Merger based on the $37 per share purchase price. In addition, Shire has committed to maintaining TKT’s 2005 Management Bonus Plan, in which TKT’s executive officers participate in accordance with its current terms in respect of the 2005 performance year. Following the Merger, Shire has agreed to provide certain retention and severance benefits to TKT’s employees, including its executive officers. A more complete description will be available in the Proxy Statement when it is filed with the SEC.

Item 3.03. Material Modifications to Rights of Security Holders.

     In connection with the Merger Agreement, on April 21, 2005, TKT and Equiserve entered into the Amendment to the Rights Agreement in order to make the preferred stock purchase rights issued under the Rights Agreement inapplicable to the Merger, the Merger Agreement, the Voting Agreement and the transactions contemplated by the Merger Agreement, the License Agreement and the Voting Agreement. The Amendment is described in more detail under Item 1.01 hereto under the caption “Amendment to Rights Agreement.”

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On April 21, 2005, Michael J. Astrue resigned as President and Chief Executive Officer and as a member of the Board of Directors of TKT. Mr. Astrue resigned as a result of the decision of the Board of Directors of TKT to authorize entry into the Merger Agreement. Mr. Astrue disagreed with the price, structure and timing of the acquisition of TKT by Shire provided for in the Merger Agreement and believed that TKT should remain independent at least until TKT learned the results of the pivotal clinical trials of its I2S drug candidate. Mr. Astrue also believed that TKT should have approached potential buyers more broadly prior to entering into the Merger Agreement.

On April 21, 2005, the Board of Directors of TKT appointed David D. Pendergast, Ph.D., to serve as President and Chief Executive Officer of TKT and elected him to the Board of Directors. Dr. Pendergast, age 57, had served as Executive Vice President and Chief Operating Officer of TKT since October 2003. Prior to October 2003 and since joining TKT in December 2001, Dr. Pendergast served in a number of senior quality and operations roles at TKT, including Executive Vice President, Operations. Prior to joining TKT, Dr. Pendergast was employed by Biogen from April 1996 through August 2001, most recently serving as Vice President, Product Development and Quality Assurance.

TKT is a party to an employment agreement with Dr. Pendergast dated December 13, 2001. Under the terms of his employment agreement, prior to April 21, 2005 TKT was paying Dr. Pendergast an annual base salary of $410,000. In addition, under his employment agreement, Dr. Pendergast is eligible to receive an annual bonus based upon the achievement of individual and company goals.

The employment agreement may be terminated with or without cause by Dr. Pendergast or by TKT. If TKT terminates Dr. Pendergast’s employment without cause (as defined therein), or if Dr. Pendergast terminates his employment for good reason (as defined therein), TKT is required to pay to Dr. Pendergast severance payments at his base salary rate for 12 months. These severance payments will be reduced by an amount equal to the amount of any other compensation earned by Dr. Pendergast during such 12-month period. The employment agreement also provides for payments to be made to Dr. Pendergast in the event Dr. Pendergast ceases to be an employee as a result of a disability. Under the employment agreement, Dr. Pendergast is bound by certain non-compete obligations for two years after termination of employment or one year after termination if TKT terminates his employment other than for cause.

In connection with the appointment of Dr. Pendergast as President and Chief Executive Officer,

the Board of Directors of TKT agreed to increase the annual base salary for Dr. Pendergast to $500,000 effective as of April 21, 2005, granted him a bonus of $250,000 effective upon the closing of the Merger and agreed to extend TKT’s severance obligations under his employment agreement from 12 months to 18 months.

Item 9.01. Financial Statements and Exhibits.

(a)	Financial Statements of Businesses Acquired.

Not applicable.

(b)	Pro Forma Financial Information.

Not applicable.

(c)	Exhibits.

See Exhibit Index attached hereto.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 27, 2005	TRANSKARYOTIC THERAPIES, INC.

	By:	/s/ David D. Pendergast

David D. Pendergast President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

2.1	Agreement and Plan of Merger dated as of April 21, 2005, among Transkaryotic Therapies, Inc., Shire Pharmaceuticals Group plc and Sparta Acquisition Corporation.

4.1(1)	First Amendment dated as of April 21, 2005, to the Rights Agreement dated December 13, 2000, between Transkaryotic Therapies, Inc. and Equiserve Trust Company, N.A., as Rights Agent.

99.1*	Exclusive License Agreement between Transkaryotic Therapies, Inc. and Shire Pharmaceutical Group plc.

99.2	Letter Agreement dated as of April 21, 2005, between Transkaryotic Therapies, Inc. and Michael J. Astrue.

*	Confidential treatment requested with respect to certain portions, which portions have been separately filed with the SEC.

(1)	Incorporated by reference to the Form 8-A/A filed by TKT with the SEC on April 22, 2005 (File No. 000-21481).